Exhibit 3.52

Amended and Restated Limited Liability Company Agreement

of

NBTY Flight Services, LLC

A Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement, dated March 1, 2010, is entered into by NBTY, Inc. (“NBTY”) and other members, from time to time, of NBTY Flight Services, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 1.

Recitals

A.                                   NBTY caused the Company to be formed October 15, 2003.

B.                                     NBTY holds 100% of the membership interests in the Company on the date hereof, and has held that interest since October 15, 2003.

C.                                     NBTY amended the Company’s limited liability company agreement, dated October 15, 2003 (the “Original Agreement”), by resolution dated February 7, 2005, to provide for management by managers, rather than by members, and appointed Harvey Kamil and Michael Slade as the Managers.

D.                                    NBTY wishes to further amend the Original Agreement and restate it in its entirety.

Agreement

In consideration of the above premises, and the mutual promises set forth herein, the Members hereby agree as follows.

1.                                       Definitions.  Unless the context otherwise requires, the following terms will have the following meanings.

“Affiliate” means, with respect to any Person, any Person, which, directly or indirectly, controls or is controlled by or is under common control with that Person, or is controlled by a principal executive officer of that Person.  As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Capital Contribution” means, with respect to any Member, the amount of money or the fair market value of property contributed by such Member to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware under the Delaware Act.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq.

“Managers” has the meaning set forth in Section 8.

“Members” means the holders of the Membership Interests, from time to time.

“Membership Interest” means the ownership interest of the Members of the Company, including any and all rights, powers, benefits, duties or obligations conferred on the Members under the Delaware Act or this Agreement.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

2.                                       Name.  The name of the Company is NBTY Flight Services, LLC.

3.                                       Formation.  The Company was formed on October 15, 2003 upon the execution and filing of its Certificate of Formation with the Delaware Secretary of State under Section 18-201 of the Delaware Act.

4.                                       Purpose.  The Company may engage in any lawful activity for which a limited liability company may be organized under the Delaware Act.

5.                                       Term.  The Company will continue until dissolved and terminated in accordance with Section 15.

6.                                       Registered Office and Agent and Principal Office.  The Company’s registered agent for service of process in the State of Delaware under Section 18-104 of the Delaware Act will be Corporation Service Company.  The principal office of the Company will be located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.  The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Managers.

7.                                       Powers of the Company.  Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company will possess and may exercise all the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in this Agreement and the Certificate of Formation.

8.                                       Powers of the Managers.  The business and affairs of the Company will be managed by the managers appointed by the Members, from time to time (the “Managers”).  The Members may remove any or all the Managers at any time, with or without cause, and replace any Manager with any person including any Member.  The Managers will direct, manage and control the business of the Company to the best of their abilities and will have full and complete authority, power and discretion to make any and all decisions and to do any and all things that the Managers deem to be reasonably required in light of the Company’s business and objectives.  Each Manager, individually, will have full authority to bind the Company and to make any decision required to operate the Company.  The Managers may hire consultants, general contractors, contractors, subcontractors, and analysts, including Members, or their Affiliates, as the Managers deem necessary.

9.                                       Limited Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company.  The Members and the Managers will not be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member or Manager of the Company.

10.                                 Initial Capital Contribution.  Each Member has made the initial Capital Contribution specified on Exhibit A in exchange for its Membership Interest, as reflected on Exhibit A.

11.                                 Additional Contributions.  The Members will not be required to make any additional Capital Contributions to the Company.  The Members, however, may make additional Capital Contributions to the Company in such amounts and at such times as they desire.

12.                                 Management of the Company by the Managers.

(a)                                                                                  Exclusive Management by the Managers.  The business, property and affairs of the Company will be managed exclusively by the Managers.  The Managers will have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs.  The Members of the Company will have no power to participate in the management of the Company, except as expressly authorized by this Agreement and except as expressly required by any non-waivable provision of the Delaware Act.  Harvey Kamil will serve as the “tax matters” Manager of the Company.

(b)                                                                                 Powers of the Managers.  Without limiting the generality of the foregoing, each Manager, individually, will have the exclusive power and authority to cause the Company:

(i)                                     to do any act in the conduct of its business and to exercise all powers granted to a limited liability company under the Delaware Act, whether in the state of location of the Company’s principal place of business or in any other state, territory, district or possession of the United States or any foreign country, that may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(ii)                                  to own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any asset as may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iii)                               to enter into, perform and carry out any contracts, leases, instruments, commitments, agreements or other documents of any kind, including contracts with any Member, any Affiliate thereof or any agent of the Company, necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iv)                              to sue and be sued, complain and defend and participate in administrative or other proceedings, in its own name;

(v)                                 to appoint employees and agents of the Company, define their duties and fix their compensation, if any, and to select attorneys, accountants, consultants and other advisors of the Company;

(vi)                              to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(vii)                           to borrow money from any Person, and issue evidences of indebtedness and to secure the same by mortgages, deeds of trust, security agreements, pledges, collateral assignments or other liens on the assets of the Company;

(viii)                        to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any loan agreement, commitment, deed of trust, mortgage, security agreement or other loan document in respect of any assets of the Company;

(ix)                                to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(x)                                   to make, execute, acknowledge, endorse and file any and all agreements, documents, instruments, checks, drafts or other evidences of indebtedness necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(xi)                                to cease the Company’s activities and dissolve and wind up its affairs upon its duly authorized dissolution; and

(xii)                             to cause any special purpose subsidiary limited liability company wholly owned by the Company to do any of the foregoing.

(c)                                                                                  Agency Authority of the Managers; Delegation by the Managers.  Each Manager, acting alone, is authorized to endorse all checks, drafts and other evidences of indebtedness made payable to the order of the Company and to execute all agreements, contracts, commitments, checks, instruments and other documents on behalf of the Company.  The

Managers may also delegate any or all of its authority, rights or obligations, whether arising hereunder, under the Delaware Act or otherwise, to any one or more agents or other duly authorized representatives of the Company.

(d)                                                                                 Discretion of the Managers; Standard of Care.  In making any and all decisions relating to the conduct of the Company’s business or otherwise delegated to it by any provision of this Agreement, each Manager will be free to exercise its sole, absolute and unfettered discretion.  The Managers will not have any personal liability whatsoever to the Company or to any Member by reason of the Manager’s acts or omissions in connection with the conduct of business of the Company; provided, however, that nothing contained herein will protect the Managers against any liability to the Company by reason of (i) any act or omission of the Managers that involves actual fraud or willful misconduct, or (ii) any transaction from which the Managers derive improper personal benefit.

(e)                                                                                  Meetings of Members.  Meetings of the Members will be at the discretion of the Members.

13.                                 Officers.

(a)                                                                                  Appointment of Officers.  The Managers, in their discretion, may appoint officers of the Company at any time to conduct, or to assist the Managers in the conduct of, the day-to-day business and affairs of the Company.  The officers of the Company may include a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers and a Comptroller.  The officers will serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment.  Any individual may hold any number of offices.  The officers will exercise such powers and perform such duties as are typically exercised by similarly titled officers in a corporation or as will be determined from time to time by the Managers but subject in all cases to the supervision and control of the Managers.

(b)                                                                                 Signing Authority of Officers.  The officers, if any, will have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Managers.

(c)                                                                                  Acts of Officers as Conclusive Evidence of Authority.  Any note, mortgage, deed of trust, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument or obligation in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Chief Executive Officer, the President, any Executive Vice-President or the Chief Financial Officer or by any Vice-President and any Secretary, any Assistant Secretary, any Treasurer, or any Assistant Treasurer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officer(s) had no authority to execute the same.

14.                                 Assignments.  A Member may assign its Membership Interest in whole or in part.  If a Member transfers its entire Membership Interest under this Section, the transferee will be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission will be deemed effective upon the transfer, and upon such admission, the transferor Member will cease to be a Member of the Company.

15.                                 Dissolution.  The Company will be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                                                                  Election of Members.  The unanimous written election of the Members to dissolve the Company, made at any time and for any reason.

(b)                                                                                 Withdrawal or Dissolution of Members.  The withdrawal (other than an assignment of its Membership Interest under Section 14) or dissolution of the Members or the occurrence of any other event which terminates the continued membership of the Member in the Company (other than an assignment of its Membership Interest under Section 14), unless the business of the Company is continued in a manner permitted by the Delaware Act.

(c)                                                                                  Judicial Dissolution.  The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

The winding up of the affairs of the Company will be conducted in accordance with the Delaware Act.

16.                                 Exculpation; Indemnification by Company.  To the maximum extent permitted by law, the Managers and the Members of the Company will not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Managers or the Members of the Company, as the case may be, in good faith on behalf of the Company in the conduct of the business or affairs of the Company.  Further, to the maximum extent permitted by law, the Company will defend, indemnify and hold harmless the Managers, the Members and, if the Members so elect by written notice to any such other Person, any of the Member’s Affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Managers, the Member or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Managers, the Members or by any such other Person on behalf of the Managers or Members, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

17.                                 Amendment.  This Agreement may be amended only upon the written consent of the Members.

18.                                 Severability.  Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the legality or validity of the remainder of this Agreement.

19.                                 No Third-Party Rights.  No Person other than the Members will have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Members will be a beneficiary of any provision of this Agreement.

20.                                 Governing Law.  This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

In Witness Whereof, the Member has caused this Agreement to be effective as of the 26th day of February, 2010.

NBTY, Inc.

By:	/s/ Harvey Kamil
Harvey Kamil
President and Chief Financial Officer

Exhibit A

Capital Contribution and Address of Members as of

February 26, 2010

Member’s Name	Member’s Address	Member’s Capital Contribution
NBTY, Inc.	2100 Smithtown Avenue Ronkonkoma, New York 11779	CESSNA 560 SERIAL # 560-0634 REG N90NB